Exhibit 5.1

OPINION OF WOODBURN AND WEDGE

August 25, 2011

Power Solutions International, Inc.

655 Wheat Lane

Wood Dale, IL 60191

Re:	Registration Statement on Form S-1 of Power Solutions International, Inc.

Ladies and Gentlemen:

This firm has acted as Nevada counsel to Power Solutions International, Inc., a Nevada corporation (the “Company”) in connection with the filing of the registration statement on Form S-1, No. 333-17453 (as amended, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The Registration Statement relates to the potential resale from time to time by selling security holders of some or all of the 6,026,211 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable from time to time upon conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) held by such selling security holders, subject to limitations on conversion of the Preferred Stock set forth in the Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State on April 29, 2011 (the “Certificate of Designation”), originally issued by the Company pursuant to the Purchase Agreement, dated as of April 29, 2011, by and among the Company and the investors party thereto (the “Purchase Agreement”). Such shares of Common Stock are defined herein as the “Shares”.

Each share of Preferred Stock is initially convertible into shares of the Common Stock at any time at the election of the holder thereof, subject to the limitations on conversion set forth in the Certificate of Designation, at an initial conversion price of $0.375 per share, subject to adjustment as set forth in the Certificate of Designation. Giving effect to the Reverse Split (as defined in the Purchase Agreement) as if it occurred on or prior to the date hereof, the conversion price at which each share of Preferred Stock will convert into shares of the Common Stock would be $12.00 per share.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

In rendering the opinions set forth in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including:

1. Articles of Incorporation of the Company filed with the Nevada Secretary of State on March 31, 2001;

2. Bylaws of the Company as adopted by the Company’s board of directors on March 22, 2001;

3. The Certificate of Designation;

4. Articles of Merger filed with the Nevada Secretary of State on April 29, 2011, merging a Nevada subsidiary corporation with and into the Company, with the Company surviving and changing the name of the Company to Power Solutions International, Inc.;

5. Good Standing Certificate for the Company issued by the Nevada Secretary of State’s office dated July 25, 2011;

6. The Purchase Agreement;

7. The Registration Statement;

8. Written Consent of the Sole Director of Format, Inc., dated April 29, 2011, approving the Reverse Split, the Migratory Merger and calling a stockholders’ meeting of the Company; and

9. Written Consent of the Sole Director of Format, Inc., dated April 29, 2011, authorizing the Merger, the Merger Agreement, the Name Change Merger, the Private Placement, the Purchase Agreement, the Stock Repurchase Agreement and the Stock Repurchase, and the documents executed in connection with the above-described transactions.

The Written Consents described at items 8 and 9 above are hereinafter collectively referred to as “Written Consents.”

In rendering the opinions set forth we have assumed that: (a) each natural person executing any of the Transaction Documents are legally competent to do so; (b) all signatures on the Transaction Documents and the Written Consents are genuine; (c) all documents submitted to us as originals are authentic; and (d) all documents submitted to us as copies conform to the original documents.

With respect to the capitalization of the Company, we note that under Section 4(j) of the Certificate of Designation, at all times before the Reverse Split (as defined in the Certificate of Designation), the Company must reserve from its unissued shares of Common Stock solely for conversion of the Preferred Stock the Reserved Shares (as defined in the Certificate of Designation). We further note that under Section 4(f) of the Certificate of Designation, before the Reverse Split, the Company is not obligated to issue Common Stock on conversion of the Preferred Stock in excess of the Reserved Shares.

Based on the foregoing, and subject to the assumptions and qualifications set forth in this letter, it is our opinion that, under Nevada law, the Shares are duly authorized and, when issued and delivered upon the conversion of the Preferred Stock in accordance with the Certificate of Designation and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and disclaim any responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect. This letter is effective as of the date hereof and as of the effective date of the Registration Statement, so long as the Registration Statement is effective no later than August 26, 2011. This letter does not cover events that occur after those dates.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ John P. Fowler
John P. Fowler